                                                                    Exhibit 99.1
                                                                    ------------

20th Century Associates, Inc.
================================================================================
                                                           14 Plaza 9
                                                           Manalapan, NJ 02276
                                                           Phone: (908) 294-0819
                                                           Fax: (908) 294-0792


November 25, 1997



Arup Sen, PhD.
Chairman of the Board & CEO
Electropharmacology, Inc.
2301 NW 33rd Court, Suite 102
Pompano Beach, FL 33069

Dear Dr. Sen:

     This Agreement (the Agreement) is by and between 20th Century Associates, Inc. and its assigns (the Advisor) and Electropharmacology, Inc. (EPi or the Company) relating to advisory services to be rendered to the Company. The service is detailed below:

Service: Planning, Implementation and Provision of Investor and Financial Relations Services to the Company
Compensation:  350,000 newly issued shares of EPi common stock to be authorized for issuance and to be issued by the Company upon completion of services.
Terms: Schedule of Activities of Advisor is attached hereto as Schedule 1 and by this reference is incorporated herein as though fully set forth. The shares are to be registered at no expense to Advisor under Form S-8 or such qualification under necessary Securities Act in order that the shares may be traded by qualified entities or individuals.

Information and Cooperation: EPi shall cooperate with Advisor and provide necessary financial and other business information, including confidential or proprietary information, to Advisor as may be required for the services set forth above. Advisor agrees to treat all confidential proprietary information provided hereunder solely for the purpose of providing the services and for no other purpose whatsoever. For the purpose of this Agreement, confidential or proprietary information shall mean any information that is not readily available to the general public about EPi.

Miscellaneous: The Agreement is the one and only agreement between the parties with regard to the subject matter to which this Agreement relates and supersedes all prior agreements, verbal, written or otherwise, including the Agreement dated as of October 3, 1997 by and between EPi, Advisor and

Eurobiotech Group, Inc. and sets forth the principal financial terms. The parties will execute a more detailed Agreement that will contain provisions customary for such a service agreement without altering the financial terms set forth in this letter agreement. The parties agree that the issuance and trading of all shares issued pursuant to this Agreement shall be governed by and be in compliance with all necessary regulations promulgated by the SEC and other corporate governance regulations applicable to a publicly traded corporation.

     By signing in the space provided below, each of the parties to the Agreement have indicated their acceptance of the terms of the Agreement. In witness whereof, the undersigned have executed this Agreement the 25th day of November, 1997.



/s/ John Banas                          /s/ Arup Sen
-----------------------------           -----------------------------
John Banas, President                   Arup Sen, PhD, Chairman & CEO
20th Century Associates, Inc.           Electropharmacology, Inc.

20th Century Associates, Inc.
================================================================================

Schedule I - Schedule of Activities of 20th Century Associates, Inc. Provision of Investor and Financial Relations Services to the Company

Services:
a. Attend meetings of the Company's Board of Directors or Executive Committee at the Company's request, and as agreed by 20th Century;
b. At the Company's request, attend meetings to revise, analyze and report on proposed business opportunities;
c. Arrange interviews for Company's representative and provide other forms of exposure for the Company on various radio and television shows, and in the domestic and international press;
d.   Arrange for interview on an international internet media web program;
e. Bring in market makers to enhance support and activity for the Company's stock;
f. Introduce the Company to advisory letter writers to develop both retail and institutional interest in the Company; and
g. Assist the Company in developing domestic and international strategic alliances.

     Notwithstanding the above, it is agreed that Advisor's services will not include any service that constitutes the rendering of legal opinions or performance of work that is the ordinary purview of either certified public accountants or registered broker/dealers.

Liability of Advisor

     The parties acknowledge that 20th Century Associates, Inc. undertakes no responsibility for the accuracy or any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and the NASD.

Independent Contractor

     Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or to represent the Company.

Miscellaneous

     Neither party may modify this Agreement except in writing duly executed by both parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association and any arbitration shall be conducted in the State of Jersey.
This Agreement, consisting of three (3) pages, may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement.


In witness whereof, the undersigned have executed this Agreement the 25th day of November, 1997.



/s/ John Banas                           /s/ Arup Sen
-----------------------------            --------------------------------
John Banas, President                    Arup Sen, PhD, Chairman & CEO
20th Century Associates, Inc.            Electropharmacology, Inc.